Exhibit 99.1

TM

CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE

Thursday, October 20, 2005

CLAYTON WILLIAMS ENERGY ANNOUNCES

FORMATION OF DRILLING RIG JOINT VENTURE

Midland, Texas, October 20, 2005 — Clayton Williams Energy, Inc.  (NASDAQ—NMS:CWEI) today announced that it had entered into a contractual arrangement with Lariat Services, Inc. (“Lariat”), a privately-held contract drilling company, that calls for the formation of a joint venture to acquire at least 12 drilling rigs.  Lariat, which presently owns and operates 18 drilling rigs, will be the operations manager of the joint venture. The Company will be responsible for financing the purchase of the rigs by the joint venture.  The total acquisition cost of the rigs is expected to be approximately $55 million.  If the rigs cannot be 100% financed, the Company will be required to contribute equity or make loans to the joint venture, as needed.  The joint venture will be owned 50% by Lariat and 50% by the Company.   After initial construction and equipping, all costs to maintain the equipment will be borne proportionately between Lariat and the Company.

It is anticipated that the rigs will be utilized primarily by CWEI in the conduct of its exploration and development drilling program.  The Company initially expects to use up to four rigs in North Louisiana and up to eight rigs in the Permian Basin.  These are areas where the Company has significant acreage positions and, depending on results, may engage in long-term drilling programs.  The Company expects the rigs to be available at various times from March 2006 to December 2006.

“I expect drilling rigs to continue to be in short supply and high demand at least for the next several years,” stated Clayton W. Williams, CEO of Clayton Williams Energy, Inc.  “We need to be assured of rig availability in order to continue our search for oil and gas reserves, and in my opinion, this joint venture is a much better alternative to executing long-term drilling contracts with third party drilling contractors.  We are excited about forming this alliance with an experienced and respected contractor like Lariat.”

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

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Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility or oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Mel G. Riggs

Director of Investor Relations

Chief Financial Officer

(432) 688-3419	(432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com